Filed Pursuant to Rule 433

Registration No. 333-155803

Supplementing the Preliminary Prospectus

Supplement dated August 3, 2010

(To a Prospectus dated December 1, 2008)

August 3, 2010

PRICING TERM SHEET

4.250% Notes due 2020

Issuer:	Corning Incorporated

Security:	4.250% Notes due 2020

Size:	$300,000,000

Maturity Date:	August 15, 2020

Coupon:	4.250%

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2011

Price to Public:	99.082%

Spread to Benchmark Treasury:	+145 bp

Benchmark Treasury:	3.500% due May 2020

Benchmark Treasury Yield:	2.914%

Optional Redemption:	The 2020 Notes will be redeemable in whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2020 Notes to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2020 Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 25 basis points. The Company will pay accrued and unpaid interest on the principal amount to be redeemed to the date of redemption.

Repurchase Upon a Change of Control Triggering Event:	Upon the occurrence of a Change of Control Triggering Event, the Company will be required to make an offer to purchase the 2020 Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of redemption.

Expected Settlement Date:	August 10, 2010 (T+5)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP:	219350 AU9

ISIN	US219350AU97

Anticipated Ratings:	Baa1 (stable outlook) by Moody’s Investors Service, Inc.
BBB+ (stable outlook) by Standard & Poor’s Ratings Services
BBB+ (positive outlook) by Fitch Ratings

Joint Book-running Managers	Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.

Co-Managers	Banc of America Securities LLC
Citigroup Global Markets Inc.
Wells Fargo Securities, LLC

5.750% Notes due 2040

Issuer:	Corning Incorporated

Security:	5.750% Notes due 2040

Size:	$400,000,000

Maturity Date:	August 15, 2040

Coupon:	5.750%

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2011

Price to Public:	99.320%

Spread to Benchmark Treasury:	+175 bp

Benchmark Treasury:	4.625% due February 2040

Benchmark Treasury Yield:	4.048%

Optional Redemption:	The 2040 Notes will be redeemable in whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2040 Notes to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2040 Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 30 basis points. The Company will pay accrued and unpaid interest on the principal amount to be redeemed to the date of redemption.

Repurchase Upon a Change of Control Triggering Event:	Upon the occurrence of a Change of Control Triggering Event, the Company will be required to make an offer to purchase the 2040 Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of redemption.

Expected Settlement Date:	August 10, 2010 (T+5)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP:	219350 AV7

ISIN	US219350AV70

Anticipated Ratings:	Baa1 (stable outlook) by Moody’s Investors Service, Inc.
BBB+ (stable outlook) by Standard & Poor’s Ratings Services
BBB+ (positive outlook) by Fitch Ratings

Joint Book-running Managers	Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.

Co-Managers	Banc of America Securities LLC
Citigroup Global Markets Inc.
Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. The ratings are based on information furnished to the rating agencies by us, and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date hereof and may be changed, superseded or withdrawn as a result of changes affecting us, our industries, or a variety of other factors, or as a result of the unavailability of information.

The issuer has filed a registration statement (including a prospectus and the prospectus supplement relating to the securities described above) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement relating to the securities described above in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at (800) 503-4611 or by calling J.P. Morgan Securities Inc. collect at 1-(212)834-4533